UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2021

HIREQUEST, INC.
(Exact name of registrant as specified in its Charter)

Delaware	000-53088	91-2079472
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Springhall Drive, Goose Creek, SC	29445
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-7400
(Registrant’s telephone number, including area code)

________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	HQI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 29, 2021 HireQuest, Inc. (the "Company") and all of its subsidiaries as borrowers (collectively with the Company, the "Borrowers") entered into a Revolving Credit and Term Loan Agreement with Truist Bank, as Administrative Agent, the lenders from time to time made a party thereto, and Truist Securities, Inc. as Sole Lead Arranger and Sole Book Runner (the "Credit Agreement") for (i) a $60 million revolving line of credit with a $20 million sublimit for letters of credit (the "Line of Credit") and (ii) a $3,153,500 term loan (the "Term Loan"). Truist Bank may also make Swingline Loans available in its discretion. The Credit Agreement replaces the Company's prior $30 million credit facility with BB&T, now Truist. The Credit Agreement  provides for a borrowing base on the Line of Credit that is derived from the Borrowers' accounts receivable subject to certain reserves and other limitations. Interest will accrue on the outstanding balance of the Line of Credit and Swingline Loans at a variable rate equal to (a) the LIBOR Index Rate plus a margin between 1.25% and 1.75% per annum or (b) the then applicable Base Rate, as that term is defined in the Credit Agreement plus a margin between 0.25% and 0.75% per annum. In each case, the applicable margin is determined by the Company's Average Excess Availability on the Line of Credit, as defined in the Credit Agreement. Interest will accrue on the Term Loan at a variable rate equal to (a) the LIBOR Index Rate plus 2.0% per annum or (b) the then applicable Base Rate plus 1.0% per annum. In addition to interest on outstanding principal under the Credit Agreement, the Borrowers will pay a commitment fee on the unused portion of the Line of Credit in an amount equalt to 0.25% per annum. All loans made pursuant to the Line of Credit mature on June 29, 2026. The Term Loan will be paid in equal monthly installments based upon a 15-year amortization of the original principal amount of the Term Loan and will be payable in monthly installments with the remaining principal balance due and payable in full on the earlier of the date of termination of the committments on the Line of Credit and June 29, 2036.

The Credit Agreement and other loan documents contain customary representations and warranties, affirmative, and negative covenants, including without limitation, those covenants governing indebtedness, liens, fundamental changes, restricting certain payments including dividends unless certain conditions are met, transactions with affiliates, investments, engaging in business other than the current business of the Borrowers and business reasonably related thereto, sale/leaseback transactions, speculative hedging, and sale of assets. The Credit Agreement and other loan documents also contain customary events of default including, without limitation, payment default, material breaches of representations and warranties, breach of covenants, cross-default on material indebtedness, certain bankruptcies, certain ERISA violations, material judgments, change in control, termination or invalidity of any guaranty or security documents, and defaults under other loan documents. The Credit Agreement also requires the Borrowers, on a consolidated basis, to comply with a fixed charge coverage ratio of at least 1.25:1.00 and a leverage ratio of not more than 3.0:1.0. The obligations under the Credit Agreement and other loan documents are secured by substantially all of the assets of the Borrowers as collateral including, without limitation, their accounts and notes receivable, stock of the Company's subsidiaries, and intellectual property and the real estate owned by HQ Real Property Corporation.

The Company utilized the proceeds of the Term Loan (i) first to pay off its existing credit facility with BB&T, now Truist, and (ii) second, to pay transaction fees and expenses incurred in connection with closing the transactions described above. The Company intends to utilize the proceeds of any loans made under the Line of Credit and the remainder of the Term Loan for working capital, required letters of credit, and general corporate purposes in accordance with the terms of the Credit Agreement.

The foregoing summary of the Credit Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement and the transactions contemplated thereby under Item 1.01 above is incorporated by reference herein in its entirety.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1
 Revolving Credit and Term Loan Agreement dated as of June 29, 2021 among HireQuest, Inc., Hire Quest, L.L.C., HQ LTS Corporation, HQ Snelling Corporation, HQ Link Corporation, HQ Financial Corporation, HQ Real Property Corporation, HQ Franchising Corporation, HQ Insurance Corporation, DriverQuest 2, LLC, HireQuest Security, LLC and the other subsidiaries of HireQuest, Inc. from time to time party hereto as "Borrowers", the Lenders from time to time party hereto, and Truist Bank, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HIREQUEST, INC.
(Registrant)

Date: July 2, 2021	/s/ John McAnnar
John McAnnar
Executive Vice President, Chief Legal Officer, and Secretary